Matt Rohrmann (Investor Contact):	(212) 940-3339;	investorrelations@axiscapital.com
Anna Kukowski (Media Contact):	(212) 715-3574;	anna.kukowski@axiscapital.com

AXIS CAPITAL COMMENTS ON THIRD QUARTER 2020 FINANCIAL RESULTS

Pembroke, Bermuda, October 13, 2020 - AXIS Capital Holdings Limited ("AXIS Capital" or the "Company") (NYSE: AXS) today announced a preliminary net loss estimate in the range of $225 million to $255 million, pre-tax ($190 million to $220 million, after-tax) for third quarter catastrophes and other events.

This net loss estimate relates to Hurricanes Laura and Sally, the Midwest derecho, wildfires across the West Coast of the United States, the Beirut explosion and regional weather events in the United States, and is attributable to the Company's insurance and reinsurance segments.

The Company also reaffirmed no change to its net loss estimate associated with first party coverages established for the COVID-19 pandemic in the first quarter of 2020.

AXIS Capital reported accelerating improvements in pricing across most insurance lines of business. In addition, AXIS Capital noted improving trends in current accident year loss ratios excluding catastrophe and weather-related losses for its insurance and reinsurance businesses consistent with progress observed in the first half of 2020.

As previously announced, the Company's results will be discussed during its conference call on Thursday, October 29, 2020 at 9:30 AM (EDT).

About AXIS Capital
AXIS Capital, through its operating subsidiaries, is a global provider of specialty lines insurance and treaty reinsurance with shareholders' equity June 30, 2020 of $5.3 billion and locations in Bermuda, the United States, Europe, Singapore, Canada and the Middle East. Its operating subsidiaries have been assigned a rating of "A+" ("Strong") by Standard & Poor's and "A" ("Excellent") by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

Website and Social Media Disclosure
The Company uses its website (www.axiscapital.com) and its corporate Twitter (@AXIS_Capital) and LinkedIn (AXIS Capital) accounts as channels of distribution of Company information. The information posted through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following the Company's press releases, SEC filings and public conference calls and webcasts. In addition, e-mail alerts and other information about AXIS Capital may be received when enrolled in the Company's "E-mail Alerts" program, which can be found in the Investor Information section of the Company's website (www.axiscapital.com). The contents of the Company's website and social media channels are not, however, part of this press release.

Please be sure to follow AXIS Capital on LinkedIn.

LinkedIn: http://bit.ly/2kRYbZ5

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Risk and Uncertainties related to COVID-19
The determination of the Company's net claims provision for its insurance segment is based on its ground-up assessment of coverage from individual contracts and treaties, including a review of contracts with potential exposure to the COVID-19 pandemic. The determination of the Company's net claims provision for its reinsurance segment is largely based on a range of industry insured loss estimates and market share analyses, supplemented by a review of in-force treaties that may provide coverage and catastrophe modeling analyses, where appropriate. In addition, we consider preliminary information received from clients, brokers and loss adjusters.

The estimate of the net claims provision related to the COVID-19 pandemic is subject to significant uncertainty. This uncertainty is driven by the inherent difficulty in making assumptions around the impact of the COVID-19 pandemic due to the lack of comparable events, the ongoing nature of the event, and its far-reaching impacts on world-wide economies and the health of the population. These assumptions include the following:

•the nature and the duration of the pandemic;
•the effects on human health, the economy and our customers;
•the response of government bodies including legislative, regulatory or judicial actions and social influences that could alter the interpretation of our contracts;
•the coverage provided under our contracts;
•the coverage provided by our ceded reinsurance; and
•the evaluation of the loss and impact of loss mitigation actions.

Actual net ultimate amount of the loss for this event may differ materially from the current net claims provision.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934.

Forward-looking statements contained in this press release include without limitation information regarding estimates of (i) losses for catastrophes and other events including losses related to the COVID-19 pandemic and (ii) current accident year loss ratios excluding catastrophe and weather-related losses.

These statements involve risks, uncertainties and assumptions. Important factors that could cause actual events or results to differ materially from our expectations, include but are not limited to, the following:

•the adverse impact of the ongoing COVID-19 pandemic on our business, results of operations, financial condition and liquidity;
•the occurrence and magnitude of natural and man-made disasters;
•actual claims exceeding our loss reserves;
•general economic, capital and credit market conditions;
•the failure of any of the loss limitation methods we employ;
•the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions;
•the breach by third parties in our program business of their obligations to us;
•the failure of our cedants to adequately evaluate risks;
•the use of industry catastrophe models and changes to these models;
•changes in governmental regulations and potential government intervention in our industry;
•changes in the political environment of certain countries in which we operate or underwrite business;
•fluctuations in interest rates, credit spreads, equity securities' prices and/or foreign currency values;
•changes in tax laws; and
•other factors including but not limited to those described under Item 1A, ‘Risk Factors’ in our most recent Annual Report on Form 10-K and Part II, Item 1A 'Risk Factors' in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 filed with the Securities and Exchange Commission ("SEC"), as those factors may be updated from time to time in our periodic and other filings with the SEC which are accessible on the SEC's website at www.sec.gov. Readers are urged to carefully consider all such factors as the COVID-19 pandemic may have the effect of heightening many of the other risks and uncertainties described.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com